Exhibit 99.1

Vonage Holdings Corp. Reports Fourth Quarter and Full Year 2007 Results

—Fourth Quarter Revenue Grows 19% to $216 Million —

—Company Generates Adjusted Operating Income Excluding Charges1 of $6 Million—

—4Q07 Net Loss Excluding Charges2 Narrows to $9 Million from $65 Million Year-over-Year—

Holmdel, NJ, February 13, 2008 – Vonage Holdings Corp. (NYSE: VG), a leading provider of broadband telephone service, today announced results for the quarter and year ended December 31, 2007.

Revenue for the fourth quarter 2007 grew to a record $216 million, up 19% from $181 million in the fourth quarter 2006, driven by an increase in subscriber lines.

For the fourth quarter of 2007, the Company reported a GAAP net loss of $11 million or $0.07 per share. Excluding certain charges2, net loss narrowed to $9 million, or $0.06 per share, down from $65 million reported in the fourth quarter 2006. Adjusted operating income excluding certain charges1 was $6 million in the quarter, a significant improvement from a loss of $53 million in the year-ago quarter.

Jeffrey Citron, Vonage Chairman, said, “Although 2007 was a difficult period marked by numerous legal challenges, Vonage maintained its focus on improving the business. We improved our marketing efficiency, reduced our cost structure and for the first time in our history, generated positive adjusted operating income in the fourth quarter. Looking to 2008, we are confident in our ability to grow the business profitably and provide customers innovative, feature-rich and cost-effective communications services.”

Fourth Quarter 2007 Financial and Operating Highlights

Fourth quarter 2007 revenue grew to $216 million, an increase of 19% from $181 million in the year-ago quarter. The year-over-year increase was driven by growth in subscriber lines.

Average monthly revenue per line in the fourth quarter 2007 was $28.19, down from $28.25 in the year-ago quarter and $28.24 reported in the third quarter 2007. Average monthly telephony services revenue per line for the quarter increased to $27.42, in line with $27.41 reported a year ago and up from $27.32 sequentially.

In the fourth quarter 2007, direct cost of telephony services was $54 million, up from $52 million a year ago and in line with the third quarter 2007. On a per line basis, average direct cost of telephony services fell to $7.11, down from $8.13 in the year ago quarter and $7.30 sequentially as the Company continued to benefit from call routing efficiency and scale.

Direct cost of goods sold for the quarter was $17 million, up from $12 million in the year-ago quarter and in line with the prior quarter. Direct margin3 increased to 67% of revenues from 65% in the year-ago quarter.

Selling, general and administrative (“SG&A”) expense excluding certain charges4 was $77 million, down from $82 million in the year-ago quarter, and $81 million sequentially.

Pre-marketing operating income excluding certain charges1 was $81 million, up from $49 million in the year-ago quarter and $71 million sequentially.

Marketing expense for the quarter was $63 million, or 29% of revenue, down sharply from $96 million, or 53% of revenue a year ago. Marketing expense was up slightly from the third quarter 2007. Marketing cost per gross subscriber line addition (“SLAC”) was $223 in the fourth quarter 2007. As expected, SLAC increased slightly from $206 in the third quarter due to seasonal costs of advertising. The Company expects the cost of acquisition will be within $225-$250 for 2008.

Vonage added 56,000 net subscriber lines during the quarter to end the year at nearly 2.6 million lines.

Excluding certain charges, adjusted income from operations1 was $6 million in the fourth quarter 2007, up from a loss of $53 million in the year ago quarter and a loss of $1 million sequentially. The Company generated $3 million in adjusted operating income in the fourth quarter 2007. John Rego, Vonage CFO said, “This is a significant accomplishment for the Company and reflects our ability to grow while effectively managing costs. We reached this milestone ahead of plan, and did so in a turbulent year.”

Average monthly customer churn remained flat sequentially at 3.0% in the fourth quarter 2007.

Current cash and marketable securities and restricted cash on December 31, 2007 was $190 million. This includes $39 million in restricted cash used as collateral for routine business operations. The change in cash from the prior quarter was driven by settlement payments of $202 million, capital expenditures of $9 million, cash provided from operations5 of $15 million and an $8 million increase in restricted cash. This is the second consecutive quarter of positive cash generation from operations.

Year-End 2007 Results

Revenue for 2007 increased to $828 million, up 36% from $607 million in 2006. Adjusted loss from operations excluding certain charges1 narrowed to $46 million from $238 million in 2006. Net loss excluding certain charges2 in 2007 narrowed to $90 million from $286 million the prior year. GAAP net loss was $265 million or $1.70 per share in 2007.

Vonage added 356,000 net subscriber lines in 2007 and finished the year with nearly 2.6 million lines in service, 16% above the year-ago level of 2.2 million lines.

Convertible Debt Refinancing Update

Vonage has $253 million in convertible debt which can be put to the Company in December 2008. The Company with its financial advisors is currently in discussions with several parties regarding a refinancing of the debt. While the result of such discussions cannot be predicted with certainty, Vonage believes that it will be able to resolve its financial issues and meet its obligations. There can be no assurance, however, that Vonage will be able to resolve these issues in the near term. Assuming the Company has no resolution by the time it files its annual report on Form 10-K, the Company expects that its auditors’ report on our 2007 financial statements will include an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Restatement

Vonage announced today that the Company’s management, in consultation with the Company’s Audit Committee and independent registered public accounting firm, determined that it is necessary to restate the Company’s financial statements for the second and third quarters of 2007 in order to correct the amount of non-cash stock compensation expenses recorded by the Company for those periods. Accordingly, the Company’s financial statements for such periods should not be relied on. Due to the departure of the Company’s former Chief Executive Officer, certain senior executives and personnel impacted by the Company’s reduction in force during the second and third quarters of 2007, there was a corresponding forfeiture of a large number of stock awards, and the Company determined that actual forfeitures as a result of these actions exceeded previous estimates. As a result, non-cash stock compensation expense should have been reduced concurrent with the resignation of these employees and an adjustment of stock-based compensation as required by SFAS 123R should have been recorded at that time. This restatement will not result in a change in the Company’s previously reported revenues, cash flow from operations or total cash and cash equivalents shown in the second and third quarter 2007 financial statements. Instead, the resulting reduction in non-cash stock compensation will effect a decrease in selling, general and administrative expense of approximately $10 million in the second quarter and approximately $4 million in the third quarter of 2007. In light of the restatement, the Company believes that a material weakness existed in the design of its internal control procedures relating to recording its stock-based compensation expense. Although the Company’s procedures did detect in the fourth quarter that stock-based compensation was overstated in the second and third quarters of 2007, the control was not designed in a manner to provide this conclusion in a timely manner. The Company has remediated this material weakness and prospectively will adjust its estimated forfeitures to actual forfeitures on a quarterly basis.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP loss from operations.
(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net loss.
(3)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold.
(4)	This is a non-GAAP financial measure. Refer below to Table 5 for a reconciliation to SG&A.
(5)	This is a non-GAAP financial measure. Refer below to Table 7 for a reconciliation to GAAP net cash used in operating activities.

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		For the Years Ended December 31,
	2007	2006	2007	2006
	(unaudited)
Statement of Operations Data:
Operating Revenues:
Telephony services	$209,961	$176,074	$803,522	$581,806
Customer equipment and shipping	5,891	5,389	24,706	25,591

	215,852	181,463	828,228	607,397

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $4,871, $3,775, $17,487, and $12,715, respectively)	54,467	52,205	216,831	171,958
Royalty	—	51,345	32,606	51,345

Total direct cost of telephony services	54,467	103,550	249,437	223,303
Direct cost of goods sold	17,484	12,169	59,117	62,730
Selling, general and administrative	78,835	81,790	461,768	272,826
Marketing	63,327	95,581	283,968	365,349
Depreciation and amortization	9,731	7,032	34,344	23,677

	223,844	300,122	1,088,634	947,885

Loss from operations	(7,992)	(118,659)	(260,406)	(340,488)
Other income (expense), net
Interest income	2,516	7,030	17,582	21,472
Interest expense	(4,407)	(5,606)	(20,107)	(19,583)
Other, net	(1,543)	(73)	(1,612)	(189)

	(3,434)	1,351	(4,137)	1,700

Loss before income tax expense	(11,426)	(117,308)	(264,543)	(338,788)

Income tax expense	289	215	(182)	215

Net loss	$(11,137)	$(117,093)	$(264,725)	$(338,573)

Net loss per common share:
Basic and diluted	$(0.07)	$(0.76)	$(1.70)	$(3.59)

Weighted-average common shares outstanding:
Basic and diluted	155,923	154,962	155,593	94,207

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA (Continued)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		For the Years Ended December 31,
	2007	2006	2007	2006
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$(181,937)	$(28,206)	$(270,926)	$(188,898)
Net cash provided by (used in) investing activities	125,174	86,402	132,003	(210,798)
Net cash provided by (used in) financing activities	(229)	(1,920)	245	477,429

			December 31, 2007	December 31, 2006
Balance Sheet Data (at period end):
Cash, cash equivalents and marketable securities			$151,484	$499,736
Restricted cash			38,928	8,042
Property and equipment, net of accumulated depreciation			118,666	128,247
Total assets			465,000	757,524
Convertible notes, net			253,320	253,430
Capital lease obligations			23,235	24,255
Total liabilities			537,424	574,323
Total stockholders’ equity (deficit)			(72,424)	183,201

VONAGE HOLDINGS CORP.

TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA

(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2007	2007	2006	2007	2006
Gross subscriber line additions	283,907	299,978	312,094	1,153,218	1,470,138
Net subscriber line additions	56,016	77,763	166,267	356,116	955,073
Subscriber lines (at period end)	2,580,227	2,524,211	2,224,111	2,580,227	2,224,111
Average monthly customer churn	3.0%	3.0%	2.3%	2.8%	2.5%
Average monthly revenue per line	$28.19	$28.24	$28.25	$28.73	$28.98
Average monthly telephony services revenue per line	$27.42	$27.32	$27.41	$27.87	$27.76
Average monthly total direct cost of telephone services per line	$7.11	$8.80	$16.12	$8.65	$10.65
Marketing costs per gross subscriber line addition	$223.06	$206.30	$306.26	$246.24	$248.51
Employees (excluding temporary help) (at period end)	1,543	1,559	1,790	1,543	1,790
CPE subsidy	$40.83	$34.16	$21.72	$29.84	$25.26
Direct margin as a % of total revenue	66.7%	66.0%	64.5%	66.7%	61.4%

VONAGE HOLDINGS CORP.

TABLE 3. RECONCILIATION OF GAAP LOSS FROM OPERATIONS TO ADJUSTED INCOME (LOSS)

FROM OPERATIONS AND PRE-MARKETING OPERATING INCOME (LOSS), EXCLUDING CERTAIN CHARGES

(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2007	2007 Restated	2006	2007	2006
Income (loss) from operations	$(7,992)	$(156,712)	$(118,659)	$(260,406)	$(340,488)
Depreciation and amortization	9,731	8,563	7,032	34,344	23,677
Non-cash stock compensation	1,663	2,428	7,000	7,542	26,980

Adjusted income (loss) from operations	3,402	(145,721)	(104,627)	(218,520)	(289,831)
Marketing	63,327	61,885	95,581	283,968	365,349
Customer equipment and shipping	(5,891)	(6,810)	(5,389)	(24,706)	(25,591)
Direct cost of goods sold	17,484	17,057	12,169	59,117	62,730

Pre-marketing operating income (loss)	$78,322	$(73,589)	$(2,266)	$99,859	$112,657

As a % of telephone services revenue	37.3%	(36.1)%	(1.3)%	12.4%	19.4%
Adjusted income (loss) from operations	$3,402	$(145,721)	$(104,627)	$(218,520)	$(289,831)
Royalty	—	11,139	51,345	32,606	51,345
IP litigation	1,349	132,951	—	134,300	—
Severance	885	533	—	5,242	—

Adjusted income (loss) from operations excluding certain charges	$5,636	$(1,098)	$(53,282)	$(46,372)	$(238,486)

Pre-marketing operating income (loss)	$78,322	$(73,589)	$(2,266)	$99,859	$112,657
Royalty	—	11,139	51,345	32,606	51,345
IP litigation	1,349	132,951	—	134,300	—
Severance	885	533	—	5,242	—

Pre-marketing operating income (loss) excluding certain charges	$80,556	$71,034	$49,079	$272,007	$164,002

VONAGE HOLDINGS CORP.

TABLE 4. RECONCILIATION OF GAAP NET LOSS TO NET LOSS EXCLUDING CERTAIN CHARGES

(Dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2007	2007 Restated	2006	2007	2006
Net loss	$(11,137)	$(158,028)	$(117,093)	$(264,725)	$(338,573)
Royalty	—	11,139	51,345	32,606	51,345
Interest on royalty	—	1,008	1,170	2,436	1,170
IP litigation	1,349	132,951	—	134,300	—
Severance	885	533	—	5,242	—

Net loss excluding certain charges	$(8,903)	$(12,397)	$(64,578)	$(90,141)	$(286,058)

Net loss per common share:
Basic and diluted	$(0.07)	$(1.01)	$(0.76)	$(1.70)	$(3.59)

Net loss per common share, excluding certain charges:
Basic and diluted	$(0.06)	$(0.08)	$(0.42)	$(0.58)	$(3.04)

Weighted-average common shares outstanding:
Basic and diluted	155,923	155,784	154,962	155,593	94,207

VONAGE HOLDINGS CORP.

TABLE 5.  RECONCILIATION OF GAAP SG&A TO SG&A EXCLUDING CERTAIN CHARGES

(Dollars in thousands)

(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2007	2007 Restated	2006	2007	2006
Selling, general and administrative	$78,835	$214,139	$81,790	$461,768	$272,826
IP litigation	(1,349)	(132,951)	—	(134,300)	—
Severance	(885)	(533)	—	(5,242)	—

SG&A excluding certain charges	$76,601	$80,655	$81,790	$322,226	$272,826

SG&A excluding certain charges as a % of revenue	35.5%	38.3%	45.1%	38.9%	44.9%

VONAGE HOLDINGS CORP.

TABLE 6. RECONCILIATION OF GAAP NET LOSS TO CASH NET LOSS EXCLUDING CERTAIN CHARGES

(Dollars in thousands)

(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2007	2007 Restated	2006	2007	2006
Net loss	$(11,137)	$(158,028)	$(117,093)	$(264,725)	$(338,573)
Royalty	—	11,139	51,345	32,606	51,345
Interest on Royalty	—	1,008	1,170	2,436	1,170
IP litigation	1,349	132,951	—	134,300	—
Severance	885	533	—	5,242	—
Depreciation and amortization	9,731	8,563	7,032	34,344	23,677
Non-cash stock compensation	1,663	2,428	7,000	7,542	26,980
Other non-cash items in net loss	4,415	1,376	2,206	9,182	8,011

Cash net income (loss) excluding certain charges	$6,906	$(30)	$(48,340)	$(39,073)	$(227,390)

VONAGE HOLDINGS CORP.

TABLE 7. RECONCILIATION OF GAAP NET CASH PROVIDED BY (USED IN) OPERATIONS

TO NET CASH PROVIDED BY (USED IN) OPERATIONS EXCLUDING CERTAIN CHARGES

(Dollars in thousands)

(unaudited)

	Three Months Ended
	December 31, 2007	September 30, 2007	December 31, 2006
Net cash provided by (used in) operating activities	$(181,937)	$22,461	$(28,206)
Reversal of accrued IP litigation	191,325	—	—
Prepaid services per Sprint settlement	5,000	—	—
Payment per AT&T settlement	650	—	—

Net cash provided by (used in) operating activities excluding certain charges	$15,038	$22,461	$(28,206)

Use of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: net loss excluding certain charges, adjusted loss from operations, adjusted loss from operations excluding certain charges, pre-marketing operating income, pre-marketing operating income excluding certain charges, SG&A excluding certain charges and net cash from operations excluding certain charges.

The Company has excluded the royalty, IP litigation settlements with Verizon, Sprint, AT&T and others and associated interest and severance expense from certain GAAP and non-GAAP financial measures to enable better comparisons to prior periods. For example, the Company has excluded the royalty, IP litigation settlements and severance expense from adjusted loss from operations. The Company believes that excluding these items will assist investors in evaluating the Company’s operating performance and in understanding its results of operations on a comparative basis.

Vonage uses net loss excluding certain charges, cash net loss excluding certain charges, adjusted loss from operations and pre-marketing operating income as principal indicators of the operating performance of its business. We believe that adjusted loss from operations permits a comparative assessment of our operating performance, relative to our performance based on our GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of non-cash stock compensation expense, which is a non-cash expense that also varies from period to period.

Given that our strategy currently results in operating losses, we believe that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in growing that customer base. In addition, as we are currently growing both our revenue and customer base, we have chosen to invest significant amounts on our marketing activities to acquire and replace subscribers. We provide information relating to our adjusted loss from operations and pre-marketing operating income so that investors have the same data that we employ in assessing our overall operations. We believe that trends in our adjusted loss from operations and pre-marketing operating income are valuable indicators of the operating performance of our company on a consolidated basis and of our ability to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures.

We use net cash from operations excluding certain charges as this provides an important measure of cash required to fund ongoing operations excluding the impact of certain charges.

The non-GAAP financial measures used by us may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Vonage defines adjusted loss from operations as GAAP loss from operations excluding depreciation and amortization and non-cash stock compensation expense.

Vonage defines adjusted loss from operations excluding certain charges as GAAP loss from operations excluding depreciation and amortization, non-cash stock compensation expense, royalty, IP litigation settlements and severance expense.

Vonage defines pre-marketing operating income as GAAP loss from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and non-cash stock compensation expense.

Vonage defines pre-marketing operating income excluding certain charges as GAAP loss from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and non-cash stock compensation expense, royalty, IP litigation settlements and severance expense.

Vonage defines net loss excluding certain charges as GAAP net loss excluding royalty, IP litigation settlements and associated interest and severance expense.

Vonage defines SG&A excluding certain charges as GAAP SG&A less IP litigation settlements and severance expense.

Vonage defines net cash from operations excluding certain charges as net cash from operations less IP litigation and settlements.

Conference Call and Webcast

Management will host a webcast discussion of the quarter’s and full year’s results on Wednesday, February 13, 2008 at 10:00 AM Eastern Time. To participate, please dial (877) 548-7903 approximately ten minutes prior to the call. International callers should dial (719) 325-4896. A replay will be available approximately two hours after the conclusion of the call until midnight February 27, 2008, and may be accessed by dialing (888) 203-1112. International callers should dial (719) 457-0820. Replay Passcode: 1142438

The webcast will be broadcast live through Vonage’s Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding the Company’s ability to grow profitably, ability to refinance its outstanding convertible notes and the Company’s cost of acquisition for 2008. In addition, statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include, but are not limited to, our damaging and disruptive intellectual property and other litigation; our history of net operating losses and our need for cash to finance our growth; the competition we face; our dependence on our customers’ existing broadband connections; differences between our service and traditional phone services, including our 911 service; uncertainties relating to regulation of VoIP services; system disruptions or flaws in our technology; the risk that VoIP does not gain broader acceptance; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Vonage

Vonage (NYSE: VG) is a leading provider of broadband telephone services with nearly 2.6 million subscriber lines. Our award-winning technology enables anyone to make and receive phone calls with a touch tone telephone almost anywhere a broadband Internet connection is available. We offer feature-rich and cost-effective communication services that offer users an experience similar to traditional telephone services.

Our Residential Premium Unlimited and Small Business Unlimited calling plans offer consumers unlimited local and long distance calling, and popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate. Vonage’s service is sold on the web and through national retailers including Best Buy, Circuit City, Wal-Mart Stores Inc. and Target and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contacts:	Vonage Media Contact:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Meghan Shaw 732.528.2677 meghan.shaw@vonage.com

Keith Lesser 732.444.2311 Keith.Lesser@vonage.com

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